Exhibit 10.1
BEIGENE, LTD.
AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT
THIS AMENDMENT NO. 2 (this “Amendment”) to the SHARE PURCHASE AGREEMENT, dated as of October 31, 2019, as amended on December 6, 2019 (the “Agreement”), is made and entered into as of March 17, 2020, by and among BeiGene, Ltd., an exempted company incorporated in the Cayman Islands (the “Company”), and Amgen Inc., a Delaware corporation (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
RECITALS
WHEREAS, pursuant to the Agreement, the Investor purchased and subscribed for Two Hundred Six Million Six Hundred Thirty-Five Thousand Thirteen (206,635,013) Ordinary Shares in the form of Fifteen Million Eight Hundred Ninety-Five Thousand One (15,895,001) American Depositary Shares of the Company at a purchase price of $13.45 per share, or $174.85 per American Depositary Share, at the Closing, which represented approximately twenty point five percent (20.5%) of the Company’s outstanding share capital as of that date;
WHEREAS, in order to account for periodic dilution from the issuance of the Company’s shares under its equity incentive plans, the Company and the Investor would like to provide for the option to purchase by the Investor of such supplemental amount of Ordinary Shares in the form of American Depositary Shares on a monthly basis such that the Investor will hold approximately twenty point six percent (20.6%) of the Company’s outstanding share capital immediately following each such purchase in order to maintain the Investor’s equity method accounting treatment for its investment in the Company;
WHEREAS, pursuant to Section 8.9 of the Agreement, no provision in the Agreement may be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company; and
WHEREAS, the Company will seek all approvals of the Company’s shareholders required for the Company to (i) enter into this Amendment and (ii) issue the Monthly Firm Shares (as defined below), in each case in accordance with the HK Listing Rules.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Addition of Section 2.4. The following shall be inserted as a new Section 2.4 of the Agreement:
“2.4 Monthly Sale of Additional Shares.
(a)    Subject to the Subsequent Shareholder Approval, purchases and sales under this Section 2.4 shall commence on the first (1st) day of the month following the Subsequent Shareholder Approval (or if the Company’s American Depositary Shares are not trading on NASDAQ on such day, the next trading day) (the “Commencement Date”) and shall continue until the earliest of (i) the date on which the Investor and its Affiliates collectively own less than twenty percent (20%) of the outstanding share capital of the Company as a result of the Investor’s sale of Shares, (ii) written notice from either the Investor or the Company that such party wishes to terminate such monthly purchases and sales, which notice shall be provided at least sixty (60) days in advance of the termination of such monthly purchases and sales or such longer period as reasonably required, upon advice of Investor’s counsel, to permit the Investor to commence market purchases under a trading plan in accordance with Rule 10b5-1 under the Exchange Act, and (iii) the third anniversary of the Commencement Date (the “Monthly Sale Period”). Upon mutual agreement by the parties and subject to approval by the Company’s shareholders if required by the HK Listing Rules, this Amendment shall be extended for additional three-year terms upon expiration of the then current term.
(b)    During the Monthly Sale Period, on the first (1st) day of each month (or if the Company’s American Depositary Shares are not trading on NASDAQ on such day, the next trading day), the Company shall send or cause to be sent via e-mail to the Investor the following information (such notice, the “Monthly Firm Shares Notice”): (i) the number of ADSs Outstanding as of the applicable Reference Date, (ii) the Amgen Percentage as of such Reference Date based on the latest information provided by the Investor (which shall be confirmed by the Investor and revised if inaccurate), (iii) the volume weighted average price of one Company American Depositary Share on NASDAQ for the ninety (90) calendar days preceding such Reference Date, as reported by Bloomberg (each, a “Monthly Firm Shares Purchase Price”) and (iv) an updated Company Disclosure Schedule as of the applicable Reference Date in accordance with Section 2.4(d), if any. If the Amgen Percentage is less than the Trigger Percentage as of such Reference Date, then, upon the Investor’s written request (the “Investor Request”) delivered within two (2) Business Days following Investor’s receipt of the Monthly Firm Shares Notice, the Company hereby agrees to sell to the Investor and the Investor agrees to subscribe for such additional number of Ordinary Shares in the form of American Depositary Shares (the “Monthly Firm Shares”) equal to: (x) the number of ADSs Outstanding multiplied by (y) a percentage equal to the Target Percentage minus the Amgen Percentage, based on the Monthly Firm Shares Notice, at a purchase price per Monthly Firm Share equal to the Monthly Firm Shares Purchase Price; provided, however, that in no event shall the aggregate number of Monthly Firm Shares issued during the Monthly Sale Period, exceed Seventy-Five Million (75,000,000) Ordinary Shares (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Ordinary Shares). If the Amgen Percentage in any such Monthly Firm Shares Notice is equal to or greater than the Trigger Percentage, then the Company shall not issue, and the Investor shall not have the option to subscribe for, any Monthly Firm Shares for such month. The Monthly Firm Shares shall be in the form of American Depositary Shares, unless the Investor requests in writing that the Monthly Firm Shares be delivered in the form of Ordinary Shares, in which case the number of shares and purchase price shall be adjusted accordingly based on the ADS to Ordinary Share ratio. Any Monthly Firm Shares purchased hereunder shall be “Shares” or “Deposit Shares” as the context shall so require for purposes of Article 1, Article 3, Article 4, Article 5 and Article 8 of the Agreement. Until such time as the Investor elects to cease equity method accounting for its investment in the Company, the Investor and Company acknowledge and agree that the Investor’s direct purchase of Ordinary Shares in the form of American Depositary Shares from the Company on a monthly basis hereunder shall be the primary means for the Investor to purchase shares in order to maintain such equity method accounting treatment.
(c)    Subject to the terms and conditions hereof, the closing of the purchase and sale of Monthly Firm Shares, if any, shall take place each month within seven (7) Business Days following the Reference Date, or at such other time as mutually agreed by the Company and the Investor (the “Monthly Closing”). At each Monthly Closing, the Company will instruct the Transfer Agent to deliver to the Investor, via book entry to the applicable balance account registered in the name of the Investor, the Monthly Firm Shares for such month, against payment of the aggregate Monthly Firm Share Purchase Price for such Monthly Firm Shares in U.S. dollars by wire transfer of immediately available funds to the order of the Company.

(d)    For purposes of Article 3 and Article 4 of the Agreement, the representations and warranties contained therein shall be deemed made as of the date of the applicable Monthly Closing, as supplemented by, in the case of Article 3, (i) the Company’s most recent Form 10-K (including any information incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A) and any subsequent Form 10-Q and Form 8-K filed with or furnished to the SEC and made publicly available prior to the date of delivery of the Monthly Firm Shares Notice (other than (x) any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or similar sections of such Company SEC Documents and (y) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents), and (ii) any update to the Company Disclosure Schedule as of the applicable Reference Date provided by the Company to Investor in accordance with Section 2.4(b); provided that the Company shall not be required to provide any updates to (x) Section 3.2 (Subsidiaries) to list any newly formed subsidiaries since the most recent disclosures in the Form 10-K or any Form 10-Q, or (y) Section 3.3 (Capitalization) other than the updated number of outstanding shares included in the Monthly Firm Shares Notice, which shall constitute a representation and warranty of the Company under the Agreement; and provided, further, that if there are any material updates to the Company Disclosure Schedule following delivery of the Investor Request, the Investor Request may be revoked prior to the issuance of the shares in the Investor’s sole discretion.
(e)    For purposes of this Section 2.4:
(i)    “ADSs Outstanding” means the total number of the Company’s Ordinary Shares outstanding prior to NASDAQ market opening on the Reference Date, expressed in terms of American Depositary Shares.
(ii)    “Amgen Percentage” means the percentage of the ADSs Outstanding held by the Investor as of the latest Reference Date.
(iii)    “Reference Date” means the day on which the Company’s ADSs are trading on NASDAQ immediately preceding the first (1st) day of each calendar month during the Monthly Sale Period.
(iv)    “Subsequent Shareholder Approval” means all approvals of the Company’s shareholders required for the Company to (i) enter into Amendment No. 2 to the Share Purchase Agreement and (ii) issue the Monthly Firm Shares, in each case in accordance with the HK Listing Rules.
(v)    “Target Percentage” means 20.6% of the Company’s outstanding share capital after giving effect to the issuance of the Monthly Firm Shares hereunder.”
(vi)    “Trigger Percentage” means 20.4% of the Company’s outstanding share capital.
2.    Amendment to Section 5.16(a). The first sentence of Section 5.16(a) is deleted in its entirety and replaced with:
“If the Company proposes to offer or sell any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents after the Closing Date, other than pursuant to the Plans (“New Securities”), and at the time immediately prior to such offer or sale the Investor holds no more than twenty one percent (21.0%) of the Company’s outstanding share capital, the Company shall use reasonable best efforts to provide the Investor with an opportunity to participate in such offering or sale and purchase upon the same terms and conditions as other purchasers in the offering or sale of the New Securities, up to that portion of such New Securities as is necessary to allow the Investor to hold approximately twenty point six percent (20.6%) of the Company’s share capital after the sale of New Securities, so long as the Investor’s ownership percentage prior to such sale has not decreased as a result of the Investor’s sale of Shares or the Investor’s failure to participate in future offerings or sales of New Securities in which Investor is given the opportunity to participate pursuant to this Section 5.16(a), subject to applicable Law, HK Listing Rules and any waiver therefrom granted by the HK Stock Exchange.”
3.    Addition of Section 5.21. The following shall be inserted as a new Section 5.21 of the Agreement:
“5.21 Preparation of Proxy; Shareholders Meeting; Board Recommendation.

(a)     As promptly as reasonably practicable after the execution of this Amendment, the Company shall prepare and cause to be filed with the SEC and the HK Stock Exchange a proxy circular relating to the Subsequent Shareholder Approval (such proxy circular, and any amendments or supplements thereto, the “Supplemental Proxy Statement”). The Investor shall assist and cooperate with the Company in the preparation of the Supplemental Proxy Statement and the resolution of any comments to the Supplemental Proxy Statement received from the SEC or HK Stock Exchange. The Company shall promptly correct any information in the Supplemental Proxy Statement if and to the extent such information becomes false or misleading in any material respect. The Company shall notify the Investor upon the receipt of any comments from the SEC or HK Stock Exchange, as applicable, and of any request by the SEC or HK Stock Exchange, as applicable, for amendments or supplements to the Supplemental Proxy Statement. The Company shall use its reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments received from the SEC or HK Stock Exchange, as applicable, concerning the Supplemental Proxy Statement and to resolve such comments with the SEC or HK Stock Exchange, as applicable, and (ii) to cause the Supplemental Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments.

(b)     The Company shall take all necessary actions in accordance with applicable Law, the governing documents of the Company and the rules of NASDAQ and the HK Stock Exchange, as applicable, to duly call, give notice of, convene and hold a special shareholders meeting (the “Supplemental Meeting”) for the purpose of obtaining the Subsequent Shareholder Approval, as soon as reasonably practicable after the SEC or HK Stock Exchange, as applicable, confirms that it has no further comments on the Supplemental Proxy Statement. Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Supplemental Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Supplemental Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Supplemental Meeting, (ii) if as of the time for which the Supplemental Meeting is originally scheduled (as set forth in the Supplemental Proxy Statement) there are insufficient shares of capital stock of the Company represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Supplemental Meeting or (iii) as may be required by applicable Law.”

4.    General
A.    Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect in accordance with its terms.
B.    Each of the parties hereto shall bear its respective costs, including legal fees, and expenses incurred in connection with the preparation of this Amendment and the activities incurred in connection therewith.

C.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
D.    This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.
E.    The Agreement and this Amendment constitute the full and entire understanding and agreement between the Company and the Investor with regard to the subject matter hereof and neither the Company nor the Investor shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
F.    This Amendment shall become effective immediately upon execution by the Company and the Investor.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
THE COMPANY:
BEIGENE, LTD.
By: /s/ Scott A. Samuels
Name:    Scott A. Samuels
Title:    Senior Vice President, General Counsel

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
INVESTOR:
AMGEN INC.
By: /s/ Robert A. Bradway
Name:    Robert A. Bradway
Title:    Chairman of the Board, President & CEO

7